Wilks SC 13D/A

Exhibit 99.9

POWER OF ATTORNEY

Wilks Brothers, LLC (“Wilks”), incorporated and existing under the laws of Texas, with filing number 801427642, having its registered address at PO Box 984, Cisco, Texas 76437, represented by Dan Wilks, Manager, hereby authorizes Javier Rocha to represent Wilks to execute and file on Wilks’s behalf all SEC forms (including any amendments thereto) that Wilks may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of Wilks’s position with, or direct or indirect ownership of, or transactions in securities by or on behalf of Wilks. The authority of such individual under this Statement shall continue for as long as Wilks is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to Wilks. I hereby acknowledge that such individual is not assuming any of Wilks’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:	October 30, 2023

By:	/s/ Dan Wilks
Dan Wilks, Manager